UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2006

SOUTHERN COPPER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14066	13-3849074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

2575 East Camelback Road, Phoenix, Arizona	85016
(Address of Principal Executive Offices)	(Zip Code)

(602) 977-6595
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Form 8-K filed on June 9, 2006, Topic: Closure of La Caridad

Southern Copper Corporation (the “Company”) announces that its subsidiary Mexicana de Cobre, S.A. de C.V. (“Mexcobre”) has been forced to close its copper mine at La Caridad and its lime plant at Agua Prieta both located in the state of Sonora in Mexico.

The Company and Mexcobre have been forced to take this step as a result of the continued strike and illegal blockage of the entrance to the La Caridad mine since March 24, 2006 by a group of workers and the resulting vandalism and theft. The Company and Mexcobre have attempted to work through official channels to resolve this dispute. The lack of secure conditions despite assurances from the Mexican Federal Goverment, has resulted in the continued blockage of access to La Caridad for 78 days. At this time, the Company does not believe the dispute will be resolved in the near future and has been forced to suspend operations at the La Caridad mine and the Agua Prieta plant to avoid further losses and possible new conflicts.

The Company and Mexcobre regret being forced to make this decision. The Company has determined that it has no choice but to close the La Caridad mine and the Agua Prieta plant and terminate its individual labor agreements and collective bargaining agreements in accordance with the Mexican federal labor law. The Company’s subsidiary Mexicana de Cananea, S.A. de C.V. has declared force majeure on its June and July Cananea copper mine delivery contracts. The Company believes that the issues that need to be resolved are internal union issues on a national level which have nothing to do with contractual labor relations between the Company and its workers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

Dated: June 9, 2006	By:	/s/ J. EDUARDO GONZÁLEZ FÉLIX
Name: J. Eduardo González Félix
Title: Chief Financial Officer